As filed with the Securities and Exchange Commission on April 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

LANTRONIX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0362767 (I.R.S. Employer Identification No.)

7535 Irvine Center Drive, Suite 100

Irvine, CA 92618

(949) 453-3990

(Address of principal executive offices,

including zip code)

Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan, as Amended

New Employee Inducement Restricted Stock Unit Award

New Employee Stock Option Awards

(Full titles of the plans)

Jeremy Whitaker

Chief Financial Officer

Lantronix, Inc.

7535 Irvine Center Drive, Suite 100

Irvine, CA 92618

(949) 453-3990

(Name, address and telephone number,

including area code, of agent for service)

Copies to:

Kurt E. Scheuerman

Vice President & General Counsel

Lantronix, Inc.

7535 Irvine Center Drive, Suite 100

Irvine, CA 92618

(949) 453-3990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered		Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share:
—	To be issued under the Amended and Restated 2010 Stock Incentive Plan, as amended	1,500,000 shares (2)	$1.03 (3)	$1,545,000	$155.58
—	To be issued under new employee inducement restricted stock unit award	450,000 shares (4)	$1.03 (3)	$463,500	$46.67
—	To be issued under new employee inducement stock option awards	350,000 shares (5)	$0.86 (6)	$301,000	$30.31
Total		2,300,000 shares		$2,309,500	$232.56

(1)	In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”), that may become issuable under the Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended (the “2010 Plan”), an inducement restricted stock unit award to the Registrant’s Chief Executive Officer (the “Inducement RSUs”), or the inducement stock options (the “Inducement Options”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2010 Plan, the Inducement RSUs, and the Inducement Options.

(2)	Represents additional shares of Common Stock added to the number of shares of Common Stock reserved for issuance under the 2010 Plan as a result of the approval of an amendment to the 2010 Plan in November 2015.

(3)	In accordance with Rule 457(h), the offering price for the shares to be registered has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) as $1.03 per share, which is the average of the high and low prices of the Common Stock as reported on the NASDAQ Capital Market on April 25, 2016 (a date within five business days of the date on which this Registration Statement was filed).

(4)	Represents shares of Common Stock reserved for issuance upon the settlement of the Inducement RSUs.

(5)	Represents shares of Common Stock reserved for issuance upon the exercise of the Inducement Options, which were granted on April 1, 2016.

(6)	In accordance with Rule 457(h), the offering price for these shares to be registered has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the weighted average exercise price of the outstanding options.

EXPLANATORY NOTE

This Registration Statement is filed with respect to an additional 1,500,000 shares of the Registrant’s Common Stock, par value $0.0001 per share (“Common Stock”), that are available for issuance pursuant to the Lantronix, Inc. 2010 Amended and Restated Stock Incentive Plan, as amended (the “2010 Plan”) as a result of the approval of an amendment to the 2010 Plan in November 2015. The shares being registered pursuant to this Registration Statement are in addition to (i) the 2,743,094 shares of Common Stock previously reserved for issuance under the 2010 Plan, which were previously registered on a registration statement on Form S-8 (File No. 333-188490), filed with the Securities and Exchange Commission (the “Commission”) on May 9, 2013, and (ii) the 2,000,000 shares of Common Stock previously reserved for issuance under the 2010 Plan (which included 50,155 shares previously reserved for issuance under the Lantronix, Inc. 2000 Stock Plan), which were previously registered on a registration statement on Form S-8 (File No. 333-172117), filed with the Commission on February 8, 2011.

To induce Jeffrey Benck to accept employment as the Registrant’s Chief Executive Officer, the Registrant agreed to grant Mr. Benck 450,000 restricted stock units (the “Inducement RSUs”) . The Inducement RSUs will be awarded outside of the 2010 Plan. One-third (150,000) of the Inducement RSUs shall vest on December 1, 2016, and the remaining Inducement RSUs shall vest ratably each quarter thereafter for a period of 24 months, subject to Mr. Benck’s continued employment with the Registrant through each such vesting date. The Inducement RSUs were approved by the Registrant’s Board of Directors in compliance with, and in reliance on, NASDAQ Listing Rule 5635(c)(4), which exempts employment inducement grants from the general requirement of the NASDAQ Listing Rules that equity-based compensation plans and arrangements be approved by stockholders. This Registration Statement registers shares of the Common Stock that may be issued upon the settlement of the Inducement RSUs.

On April 1, 2016, the Registrant granted inducement stock options (the “Inducement Options”) to two recently-appointed officers – Sanjeev Datla, the Registrant’s Chief Technology Officer, and Kevin Yoder, the registrant’s Vice President of Worldwide Sales. The Inducement Options were granted as an inducement to the new executives entering into employment with the Registrant, in compliance with NASDAQ Listing Rule 5635(c)(4).

Mr. Datla received two option grants: (i) an option to purchase 100,000 shares of the Registrant’s common stock that shall vest according to the following schedule: 25% of the options shall vest on April 1, 2017 and the remaining options shall vest ratably each month thereafter for a period of 36 months, assuming Mr. Datla remains continuously employed by the Registrant; and (ii) an option to purchase 50,000 shares of the Registrant’s common stock that shall vest according to the following schedule: 25% of the options shall vest on September 1, 2017 and the remaining options shall vest ratably each month thereafter for a period of 36 months, assuming Mr. Datla remains continuously employed by the Registrant.

Mr. Yoder also received two option grants: (i) an option to purchase 100,000 shares of the Registrant’s common stock that shall vest according to the following schedule: 25% of the options shall vest on April 1, 2017 and the remaining options shall vest ratably each month thereafter for a period of 36 months, assuming Mr. Yoder remains continuously employed by the Registrant; and (ii) an option to purchase 100,000 shares of the Registrant’s common stock that shall vest according to the following schedule: 25% of the options shall vest on September 1, 2017 and the remaining options shall vest ratably each month thereafter for a period of 36 months, assuming Mr. Yoder remains continuously employed by the Registrant.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Item 1 and Item 2 of Form S-8 will be sent or given to the participants in the 2010 Plan, the recipient of the Inducement RSUs, and the recipients of the Inducement Options, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

There are hereby incorporated by reference into this Registration Statement the following documents and information previously filed with the Commission:

1.	Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, as filed with the Commission on August 21, 2015 (the “Annual Report”).

2.	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, as filed with the Commission on October 30, 2015.

3.	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2015, as filed with the Commission on February 16, 2016.

3.	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, as filed with the Commission on April 28, 2016.

4.	Registrant's Current Reports on Form 8-K as filed with the Commission on August 20, 2015, September 8, 2015, October 29, 2015, November 19, 2015, November 25, 2015, December 7, 2015, December 10, 2015, February 5, 2016, February 16, 2016, and April 27, 2016; provided, however, that the Registrant specifically excludes from incorporation such information that has been furnished and not filed pursuant to Item 2.02 and/or Item 7.01 of the Registrant’s Current Reports on Form 8-K.

5.	The portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on October 7, 2015, which were incorporated by reference into the Annual Report.

6.	The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A (File No. 001-16027), as filed with the Commission on August 2, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

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ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Kurt E. Scheuerman, who has given his opinion about certain legal matters affecting the shares of the Common Stock covered by this Registration Statement, is Vice President and General Counsel of the Registrant and has the right to participate in the 2010 Plan.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

The Registrant's Bylaws provide that the Registrant shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Registrant has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Registrant's Bylaws. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

A list of exhibits filed with this Registration Statement is set forth in the Exhibit Index hereto and is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on April 28, 2016.

LANTRONIX, INC.
By:	/s/ Jeremy Whitaker
Jeremy Whitaker
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeremy Whitaker as his/her attorney-in-fact for him/her in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jeff Benck Jeff Benck	President, Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2016

/s/ Jeremy Whitaker Jeremy Whitaker	Chief Financial Officer (Principal Financial and Accounting Officer)	April 28, 2016

/s/ Bernhard Bruscha Bernhard Bruscha	Director	April 28, 2016

/s/ Bruce Edwards Bruce Edwards	Director	April 28, 2016

/s/ Paul Folino Paul Folino	Director	April 28, 2016

/s/ Hoshi Printer Hoshi Printer	Director	April 28, 2016

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EXHIBIT INDEX

Exhibit
Number		Description

4.1		Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended

4.2	(1)	Form of Stock Option Agreement under the Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended

4.3	(2)	Form of Restricted Stock Unit Award Agreement under the Lantronix, Inc. Amended and Restated 2010 Stock Incentive Plan, as amended

4.4		Form of Inducement Restricted Stock Unit Award Agreement by and between Lantronix, Inc. and Jeffrey Benck

4.5		Form of Inducement Stock Option Agreement by and between Lantronix, Inc. and Kevin Yoder

4.6		Form of Inducement Stock Option Agreement by and between Lantronix, Inc. and Sanjeev Datla

5.1		Opinion of Legal Counsel

23.1		Consent of Squar Milner, LLP

23.2		Consent of Legal Counsel (included in Exhibit 5.1)

24.1		Power of Attorney (included on the signature page of this Registration Statement)

________________

(1)	Incorporated by reference to Exhibit 4.3 to the Registrant’s Registration Statement on Form S-8 (File No. 333-188490) filed with the SEC on May 9, 2013.

(2)	Incorporated by reference to Exhibit 4.4 to the Registrant’s Registration Statement on Form S-8 (File No. 333-188490) filed with the SEC on May 9, 2013.

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